Exhibit 99.2

Form 3 Continuation Sheet - Joint Filer Information
_________________________________

This Statement on Form 3 is filed by Cap Rock Holding Corporation and LGB Cap Rock LLC (together, the “Reporting Persons”). The principal business address of each of the Reporting Persons is c/o Goldberg Lindsay & Co. LLC, 630 Fifth Avenue, New York, NY 10111.

Name of Designated Filer: Cap Rock Holding Corporation
Date of Event Requiring Statement: November 4, 2005
Issuer Name and Ticker or Trading Symbol: Cap Rock Energy Corporation (AMEX:RKE)

CAP ROCK HOLDING CORPORATION,
by
/s/ Russell Triedman
Name: Russell Triedman
Title: Vice President and Secretary

LGB CAP ROCK LLC,
by
/s/ Robert Roriston
Name: Robert Roriston
Title: Title: Manager